Exhibit 99.2

             SETTLEMENT AND STOCK TRANSFER AGREEMENT

This Settlement and Stock Transfer Agreement executed this 10th day of May, 2002 by and between Anibal Eduardo Urteaga Fiol, Jose Antonio De Izcue Arnillas and Joaquin Gonzalez Mavila (collectively "Urteaga Group") and Universal Communications Systems, Inc. fka World Wide Wireless Communications, Inc., a Nevada corporation ("UCSI") is for the purposes of resolving outstanding obligations and disputes between the parties and facilitating the transfer and ownership of common stock interests.

                    PRELIMINARY RECITALS

        A.  Pursuant to an Agreement dated February 29, 2000 (the
"Stock Sale

Agreement"), the Urteaga Group sold, transferred and conveyed 100% of the common shares of Digital Way, S.A., a Peruvian corporation
("DWSA") to and for the benefit of UCSI;

	B.	In exchange and as consideration for the transfer of the
common shares of DWSA, UCSI agreed to make payments in cash and stock pursuant to the provisions of the Agreement and the subsequent
Amendment to the agreement dated September 19, 2000 ("Amendment to Stock Sale Agreement");

	C.	As of the date of this Settlement Agreement, UCSI has
failed to make all payments due and owing and has further failed to issue stock of UCSI in accordance with the terms of the Stock Sale Agreement and the Amendment to Stock Sale Agreement;

        D. In consideration of various economic, legal and practical issues, the parties have agreed to resolve their differences and disputes by virtue of this Settlement Agreement and this Settlement Agreement shall supercede, in all respects, the Stock Sale Agreement and the Amendment to Stock Sale Agreement and shall govern the future relationship, rights and obligations between the parties.

NOW, THEREFORE, in consideration of the promises and the mutual agreements covenants hereafter set forth, the Parties hereby agree as follows:

	1.	INCORPORATION OF RECITALS.

        The preliminary recitals are incorporated into this Settlement Agreement as if fully restated in their entirety.

	2.	TRANSFER OF SHARES IN DIGITAL WAY S.A.

        UCSI shall transfer Seventy-Three Percent (73%) ("Transferred Shares") of the issued and outstanding share of DWSA to the Urteaga Group or its designee. UCSI shall retain Twenty-Seven Percent (27%) of the common shares of DWSA. The Transferred Shares shall be free and clear of liens, claims, encumbrances and attachments. The transfer shall be accomplished by endorsement and execution of a Power of Attorney to allow for the re-titling of the Transferred Shares on the transfer ledger of DWSA. Alternatively, all existing shares shall be canceled and newly issued shares shall be distributed in accordance with the percentages agreed in this Settlement Agreement. Upon the consummation of this Agreement, the transfer ledger of DWSA shall reflect the Urteaga Group as the holder of Seventy-Three Percent (73%) of the issued and outstanding shares of DWSA and UCSI as the holder of Twenty-Seven Percent (27%) of the issued and outstanding shares of DWSA.

	3.	CAPITALIZATION OF DEBT.

       UCSI claims that DWSA is indebted to it in the approximate amount of One Million Three Hundred Thousand Dollars ($1,300,000.00). All indebtedness of DWSA to UCSI shall be and is hereby released and discharged in full. DWSA shall restate its financial records to reflect this indebtedness as a capital investment.

	4.	DISTRIBUTION UPON SALE.

        Upon the sale of all or substantially all of the assets of DWSA, all proceeds whether in the form of a dividend or cash distribution, or otherwise, distributable to UCSI and the Urteaga Group shall be distributed equally between UCSI and the Urteaga Group up to the total sum of Six Million Four Hundred Thousand Dollars ($6,400,000.00:
$3,200,000.00 to UCSI and $3,200,000.00 to the Urteaga Group). Any proceeds distributable to UCSI and the Urteaga Group in excess of Six Million Four Hundred Thousand Dollars ($6,400,000.00) shall be distributed in accordance with the parties' respective percentage of ownership of the shares of DWSA, 73% for the Urteaga Group and 27% for UCSI.


          Exhibit 99.2 - Pg. 1


	5.	MUTUAL RELEASE.

        Except for claims arising under this Settlement Agreement, the Urteaga Group, for themselves, their agents, successors, attorneys, assigns and personal representatives do hereby release and forever discharge UCSI including their servants, employees, agents, successors, assigns, parent or subsidiary companies, attorneys, insurers and personal representatives of, from and against any and all claims of every kind and nature whatsoever which the Urteaga Group may have or claim to have against UCSI or any of them, or their servants, employees, agents, successors, assigns, parent or subsidiary companies, attorneys, insurers and personal representatives, for damages, costs, loss and expenses of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, and whether accrued or hereafter to accrue from the beginning of time to the date hereof.

        Except for claims arising under this Settlement Agreement, UCSI, for themselves, their agents, successors, attorneys, assigns and personal representatives do hereby release and forever discharge the Urteaga Group including their servants, employees, agents, successors, assigns, parent or subsidiary companies, attorneys, insurers and personal representatives of, from and against any and all claims of every kind and nature whatsoever which UCSI may have or claim to have against the Urteaga Group or any of them, or their servants, employees, agents, successors, assigns, parent or subsidiary companies, attorneys, insurers and personal representatives, for damages, costs, loss and expenses of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, and whether accrued or hereafter to accrue from the beginning of time to the date hereof.

	6.	WARRANTIES OF SELLER.

        6.1 Ownership of Shares. UCSI is the legitimate owner and holder of 100% of the issued and outstanding shares of DWSA and UCSI has clear title to the DWSA shares, free and clear of any liens, encumbrances or ownership claims by any other party.

        6.2 Corporate Status. UCSI is a duly constituted corporation under the laws of the state of Nevada in good standing and there are no agreements, judgment or orders restricting its ability to perform under this Settlement Agreement.

        6.3 Survival of Representations and Warranties. All representations and warranties by UCSI shall survive the closing of this transaction and shall be forever binding upon UCSI, and its successors and assigns.

        6.4   Successors and Assigns.

        Assignment by either party. Both parties shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to part or all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the parties would be required to perform if no such succession had taken place. As used in this Section, the "Parties" shall mean the parties as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Parties, as so defined.

        6.4 a) Assignment by UCSI.

        UCSI may assign their interest, in part or in whole, in this Agreement or any part hereof on terms and conditions that may be offered, subject to first offering the Urteaga Group the rights of first refusal. In the event The Urteaga Group shall decline the offer for the right of first refusal, UCSI shall inform the Urteaga Group of their desire and intention to assign, and the Urteaga Group shall not unreasonably withhold consent to the proposed assignment, such consent shall be delivered within 30 days of notification.

        6.4 b) Assignment by The Urteaga Group.

        The Urteaga Group may assign their interest, in part or in whole, in this Agreement or any part hereof on terms and conditions that may be offered, subject to first offering UCSI the rights of first refusal. In the event the UCSI shall decline the offer for the right of first refusal, The Urteaga Group shall inform UCSI of their desire and intention to assign, and UCSI shall not unreasonably withhold consent to the proposed assignment, such consent shall be delivered within 30 days of notification.

	7. 	NOTICE.

        Any and all notices, requests, demands and other communications that may be necessary, proper or convenient under this Agreement or any other related documents, shall be conclusively deemed given, when given in writing, on the date it is personally delivered to the person set forth below, or by mail, postage prepaid, certified return receipt requested, addressed as set forth below, or telefaxed to:



          Exhibit 99.2 - Pg. 2


UCSI:			UCSI
			407 Lincoln Rd Ste 6K
			Miami Beach, FL 33139


Urteaga Group           The Urteaga Group
			3301 N.E. 42nd Court
                        Ft. Lauderdale, Florida 33308


With a copy to:         Jonathon M. Yarger, Esq.
			Kohrman Jackson & Krantz P.L.L.
			1375 E. Ninth Street, Suite 2000
			Cleveland, Ohio 44114


	Any of the parties may change the person authorized to receive any notice, request, demand or other communications and/or its mailing or physical address by giving notice to the other party pursuant to this paragraph.

	8.	FURTHER COOPERATION.

        The Urteaga Group and UCSI agree to execute and deliver any and all additional necessary documents, and will cause any other action to be taken, which may be necessary or proper to effect or evidence the provisions of this Settlement Agreement and the transactions contemplated under this Settlement Agreement.

	9.	REPRESENTATION BY COUNSEL; CONSTRUCTION.

        9.1 Representation by Counsel. All parties have either been represented by counsel or had an opportunity to seek counsel and representation in connection with the negotiation and execution of this Settlement Agreement and the transactions described in this Settlement Agreement. All parties have either availed themselves of such representation or have consciously decided not to seek such counsel.

        9.2 Construction of Agreement. The parties agree that no term or concept contained in this Settlement Agreement shall be construed against any party who directly or indirectly drafted this Settlement Agreement. No presumption of construction shall be applied merely relating to the identity of the drafting party.

	10.	MISCELLANEOUS PROVISIONS.

        10.1 This Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by each of the parties hereto.

        10.2 This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, successors, personal representatives and assigns of individual parties, and the successors in interest and assigns.

        10.3 The failure to enforce any violation or breaches of this Settlement Agreement shall not be deemed a waiver of said violations, defaults or breaches, and each party reserves unto itself the right to enforce the same at a later time. Each party reserves the right to waive any condition imposed herein for its benefit.

        10.4 The paragraph headings contained in this Settlement Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.5 This Settlement Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.6 This Settlement Agreement sets forth the entire understanding and agreements of the parties hereto relating to the subject matter of this Agreement; and supersedes any and all oral or written agreements and understandings made prior to the execution of this Settlement Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first stated above.

                                    THE URTEAGA GROUP

                                    By: /s/ Anibal Urteses
------------------------------          ------------------------------

Print name: Anibal Urteses          Its:
------------------------------          ------------------------------



          Exhibit 99.2 - Pg. 3



                                    By: /s/ Jose A. De Lzcue
------------------------------          ------------------------------

Print name Jose A. De Lzcue         Its:
------------------------------          ------------------------------

                                    By: /s/ J. Gonzales Mauha
------------------------------          ------------------------------

Print name J. Gonzales Mauha        Its:
------------------------------          ------------------------------



                                    UNIVERSAL COMMUNICATIONS SYSTEMS, INC.
                                    f/k/a/ World Wide Wireless
                                    Communications, Inc., a Nevada
                                    Corporation

                                    By: /s/ Michael J. Zwebner
------------------------------          ------------------------------

Print name Michael J. Zwebner       Its: Chairman
------------------------------          ------------------------------



                                    DIGITAL WAY, S.A.

                                    By: /s/ Jose A. De Lzcue
------------------------------          ------------------------------


Print name Jose A. De Lzcue         Its:
------------------------------          ------------------------------



          Exhibit 99.2 - Pg. 4